UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OceanFirst Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

(732) 240-4500

March 29, 2013

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of OceanFirst Financial Corp. (the “Company”), the holding company for OceanFirst Bank. The Annual Meeting will be held on Wednesday, May 8, 2013, at 10:00 a.m., Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742.

The Notice of Annual Meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the Annual Meeting. The Company’s directors and officers, as well as a representative of KPMG LLP, the Company’s independent registered public accounting firm, will be present at the Annual Meeting to respond to appropriate questions.

It is important that your shares are represented this year whether or not you are personally able to attend the meeting. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. You may vote your shares by proxy by signing and returning the enclosed proxy card promptly.

On behalf of the Board of Directors and all of the employees of the Company and OceanFirst Bank, we thank you for your continued interest and support.

Sincerely yours,

John R. Garbarino
Chairman

OCEANFIRST FINANCIAL CORP.

975 HOOPER AVENUE

TOMS RIVER, NEW JERSEY 08754-2009

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. on Wednesday, May 8, 2013.

PLACE	The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742.

ITEMS OF BUSINESS	(1) The election of two directors of the Company;

(2) An advisory vote on executive compensation as disclosed in these materials;

(3) The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(4) Such other matters as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to come before the annual meeting.

RECORD DATE	In order to vote, you must have been a stockholder at the close of business on March 12, 2013.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or voting instruction card. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Steven J. Tsimbinos
Corporate Secretary

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

OCEANFIRST FINANCIAL CORP.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2013

This proxy statement is being furnished to stockholders of OceanFirst Financial Corp. (the “Company”), the holding company of OceanFirst Bank (the “Bank”), in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2013, at 10:00 a.m. Eastern time, at the Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey 08742 and at any adjournment or postponement of the Annual Meeting. The Annual Report of Stockholders, including the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 2012, accompanies this proxy statement. This proxy statement is first being mailed to record holders on or about March 29, 2013.

VOTING AND PROXY PROCEDURE

Who Can Vote at the Annual Meeting

You are entitled to vote your shares of the Company’s common stock only if the records of the Company show that you held your shares as of the close of business on March 12, 2013. As of the close of business on that date, a total of 17,769,089 shares of the Company’s common stock were outstanding and entitled to vote. Each share of common stock has one vote. As provided in Article Fourth of the Company’s Certificate of Incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock are not entitled to any vote in respect of the shares held in excess of this limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the limit supply information to the Company to enable the Board of Directors to implement and apply the limit.

Attending the Annual Meeting

If you are a beneficial owner of the Company’s common stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other nominee who is the record holder of your shares.

Quorum and Vote Required

The Annual Meeting will be held only if there is a quorum. A majority of the outstanding common shares entitled to vote and represented at the Annual Meeting constitutes a quorum. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner and casts an “uninstructed” vote.

In voting on Proposal 1, the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to a specific nominee. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Broker non-votes may not be counted as votes cast in the election of directors. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2, the advisory vote on executive compensation, and Proposal 3, ratification of the appointment of KPMG LLP as the independent registered public accounting firm, you may vote in favor of each of those proposals, against each of those proposals or abstain from voting. To be approved, these matters require the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes will not be counted as votes cast and will have no effect on the voting, while abstentions will have the same effect as a vote against the proposals.

Voting by Proxy; Revocation of Proxy; Board Recommendations

This proxy statement is being sent to you by the Company’s Board of Directors for the purpose of requesting that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends the following votes:

•	“FOR” each of the nominees for director;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials; and

•	“FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the Annual Meeting in order to solicit additional proxies. If the Annual Meeting is adjourned or postponed, your Company common stock may be voted by the persons named in the proxy card on the new meeting dates as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated and signed proxy card, or attend the Annual Meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee, that accompanies this proxy statement.

Participants in OceanFirst Financial Corp.’s and OceanFirst Bank’s Benefit Plans

Participants in the OceanFirst Bank Employee Stock Ownership Plan or the OceanFirst Bank Matching Contribution Employee Stock Ownership Plan (collectively the “ESOP”), or the OceanFirst Bank Retirement Plan, (the “401(k) Plan”), will receive a voting instruction form for each plan that reflects all shares they may vote under the particular plan. Under the terms of the ESOP, the trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of the Company common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares of Company common stock for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee how to vote the shares of Company common stock in the plan credited to his or her account. The trustee will vote all shares for which no directions are given or for which timely instructions were not received in the same proportion as shares for which such trustee received timely voting instructions. The deadline for returning voting instructions to each plan’s trustee is May 3, 2013.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING, PLEASE CONTACT THE COMPANY’S PROXY SOLICITOR, GEORGESON INC., BY CALLING TOLL FREE AT (866) 821-2614.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Corporate Governance Policies and Procedures

The Company has adopted a Corporate Governance Policy to govern certain activities, including:

(1)	the duties and responsibilities of the Board of Directors and each director;

(2)	the composition and operation of the Board of Directors;

(3)	the establishment and operation of Board committees;

(4)	convening executive sessions of independent directors;

(5)	succession planning;

(6)	the Board of Directors’ interaction with management; and

(7)	the evaluation of the performance of the Board of Directors, its committees and of the Chief Executive Officer.

In accordance with the Corporate Governance Policy, at least a majority of the directors on the Board must be “independent directors” as defined in the listing requirements of the Nasdaq Stock Market.

Board Leadership Structure. The Board is led by the Chairman of the Board, John R. Garbarino. Mr. Garbarino also serves as the Chief Executive Officer of the Company. The Board believes that, because of Mr. Garbarino’s leadership and experience, having combined roles of Chairman and CEO provides an efficient and effective leadership model for the Company by fostering clear accountability, effective decision-making, and alignment on corporate strategy. In 2010, the Company separated the position of President from Chief Executive Officer in part to provide Mr. Garbarino with a greater ability to focus on Board leadership and management oversight. To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	the establishment of an independent lead director (the “Lead Director”);

•

executive sessions of the independent directors at least twice per year to discuss, among other matters, the performance of the CEO, management succession planning and such other matters as the independent directors deem appropriate;

•	the opportunity at each regularly scheduled Board meeting to enter into executive session if desired by the independent directors;

•	the independence of seven of eight of the Board members;

•	stock ownership guidelines for directors and those executive officers named in the Summary Compensation Table below (the “NEOs”);

•	annual performance evaluation of the Chairman and CEO by the independent directors; and

•	the Company’s Board Committees are comprised entirely of independent members.

The Company’s Corporate Governance Policy provides that the Chairman of the Corporate Governance/Nominating Committee, currently Mr. John E. Walsh, shall also serve as the Lead Director. The Corporate Governance Policy provides that the duties of the Lead Director include assisting the Board in assuring compliance with and implementation of the Company’s Corporate Governance Policy, coordinating the agenda for and moderating sessions of the Board’s independent directors, and acting as principal liaison on certain issues between the independent and inside directors, including the Chairman of the Board, as applicable.

While the Board believes that the current leadership structure is best suited for the Company, it recognizes that other leadership models in the future might be appropriate, depending on the circumstances. Accordingly, the Board periodically reviews its leadership structure.

Stock Ownership Guidelines. The Board, upon the recommendation of the Corporate Governance/Nominating Committee, has adopted stock ownership guidelines (the “Guidelines”) for non-employee directors and the NEOs. The Guidelines were adopted to better align the interests of the non-employee directors and the NEOs with those of the Company’s stockholders. The Guidelines provide that each non-employee director shall own shares of the Company’s common stock with a market value of at least three times the value of the combined annual director retainers received from the Company and the Bank. Newly elected directors shall meet the Guidelines within three years of first being elected and qualified. For purposes of the Guidelines, the following shares count towards meeting the ownership requirements: (1) shares beneficially owned by the director and by immediate family members sharing the same household; (2) vested and unvested restricted stock awards; (3) shares acquired upon the exercise of stock options; and (4) shares held in trust where the director or an immediate family member is the beneficiary. Until the Guidelines are met, all retainers will be paid in Company stock, and a director must retain the net shares delivered upon the vesting of restricted share awards or the exercise of stock options. Once achieved, the ownership guidelines shall continue to be met during the period the director serves on the Board.

Similarly, the Guidelines provide that the Chief Executive Officer shall own Company stock with a market value of at least five times his annual base salary. To comply with the Guidelines, each other NEO shall own Company stock with a market value of at least three times his annual base salary. Each NEO shall meet the share ownership requirements within five years of the officer having become an NEO. Shares that count towards the Guidelines’ requirement include those shares listed under the directors share ownership requirements with the addition of shares held in the officer’s ESOP and 401(k) account and the value of vested and unvested stock options, where such value is calculated as the cumulative expense recognized by the Company on its financial statements. Until the Guidelines are met, an NEO shall retain all of the net vested restricted stock and net shares delivered after exercising stock options. Net shares refers to the shares that remain after shares are sold or netted to pay the exercise price of options and any withholding taxes.

Board Role in the Oversight of Risk/ Risk Committee

Under the Company’s Corporate Governance Policy, the business and affairs of the Company are managed by the officers under the direction of the Board. The Board is charged with providing oversight of the Company’s risk management processes. In January 2013, the Board created the Joint Risk Committee of the Company and the Bank (the “Risk Committee”) and delegated to it primary responsibility for overseeing the risk management function at the Company on behalf of the Board. In carrying out its responsibilities, the Risk Committee works closely with the Company’s Chief Risk Officer and other officers of the Company involved in risk management. The Risk Committee meets at least quarterly with executive management and the Chief Risk Officer, and receives comprehensive reports on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Risk Committee also receives updates between meetings, as may be necessary, from the Chief Risk Officer, the Chief Executive Officer, the President, the Chief Financial Officer and other members of management relating to risk oversight matters. The Risk Committee provides a report to the full Board on at least a quarterly basis. In addition, each quarter, the Audit Committee will discuss with management and the independent registered public accountant their review of the Company’s financial statements and significant findings based upon the independent registered public accounting firm’s review, and any material issues are relayed to the Risk Committee. The Company’s Chief Risk Officer performs a risk-based assessment of each of the Bank’s products, services, operations and regulatory requirements to determine the overall risk to the Bank. The Chief Risk Officer’s compliance report, including the latest risk-based assessment, is provided annually to the Board. In addition, the Human Resources/Compensation Committee (the “Compensation Committee”) reviews with the Chief Risk Officer the Company’s compensation plans for all employees, including the CEO and other NEOs, to ensure that these plans do not encourage taking unnecessary and excessive risks that would threaten the value of the Company.

Code of Ethics and Standards of Personal Conduct

The Company and Bank have adopted a Code of Ethics and Standards of Personal Conduct that is designed to ensure that all directors, executive officers and employees of the Company and Bank, meet the highest standards of ethical conduct. The Code of Ethics and Standards of Personal Conduct requires that all directors, executive officers and employees avoid conflicts of interest, protect confidential information and customer privacy, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics and Standards of Personal Conduct, all directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code.

As a mechanism to encourage compliance with the Code of Ethics and Standards of Personal Conduct, the Company and Bank established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Standards of Personal Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code.

Meetings of the Board of Directors

The Board of Directors of the Company and the Bank conduct business through meetings and the activities of the Boards and their committees. Board members are encouraged to attend all Board and Committee meetings. Their attendance and performance are among the criteria considered for re-nomination to the Board of Directors. During the fiscal year ended December 31, 2012, the Company’s Board of Directors held nine meetings. All of the Directors of the Company attended at least 75% of the Board meetings and the committee meetings held on which such Directors served during the fiscal year ended December 31, 2012.

Committees of the Board of Directors

The Board of Directors of the Company maintains an Audit Committee, a Compensation Committee, a Corporate Governance/Nominating Committee, and a Risk Committee. The following table identifies the standing committees and their members as of December 31, 2012.

Director	Audit Committee		Corporate Governance/ Nominating Committee		Human Resources/ Compensation Committee
Joseph J. Burke	X	*	X
Angelo Catania	X
John W. Chadwick			X
Donald E. McLaughlin	X
Diane F. Rhine					X	*
Mark G. Solow					X
John E. Walsh			X	*	X

*	Chairperson

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee for the Company and Bank established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). Each member of the Audit Committee is “independent” in accordance with the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Audit Committee meets periodically with the independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters. The Board has determined that Joseph J. Burke, the Audit Committee Chairman, Angelo Catania and Donald E. McLaughlin are “audit committee financial experts” under the Rules of the Securities and Exchange Commission (the “Commission”). The Audit Committee met five times in 2012. The report of the Audit Committee required by the Rules of the Commission is included in this proxy statement. See “Proposal 3 – Ratification of Independent Registered Public Accounting Firm – Report of Audit Committee.”

Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee of the Company takes a leadership role in shaping governance policies and practices, including recommending to the Board of Directors the corporate governance guidelines applicable to the Company and monitoring compliance with these policies and guidelines. In addition, the Corporate Governance/Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders. The Committee also recommends to the Board director candidates for each committee for appointment by the Board. Each member of the Corporate Governance/Nominating Committee is independent in accordance with Nasdaq listing standards. The chairman of the Corporate Governance/Nominating Committee functions as Lead Director. The Corporate Governance/Nominating Committee met twice in 2012.

The Corporate Governance/Nominating Committee acts under a written Charter and the Corporate Governance Policy adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com). The procedures of the Corporate Governance/Nominating Committee required to be disclosed by the Commission rules are included in this proxy statement. See “Corporate Governance/Nominating Committee Procedures.”

Human Resources/Compensation Committee. The Compensation Committee of the Company and the Bank meets to establish compensation for the executive officers and to review the incentive compensation program when necessary. The Compensation Committee acts under a written Charter adopted by the Board of Directors, which is available on the Company’s website (www.oceanfirst.com). The Compensation Committee reviews and reassesses the adequacy of its Charter on an annual basis.

The Compensation Committee is also responsible for establishing certain guidelines and limits for compensation and benefit programs for other salaried officers and employees of the Company and the Bank. Each member of the Compensation Committee is independent in accordance with the Nasdaq listing standards. The Human Resources/Compensation Committee met five times in 2012. The report of the Compensation Committee required by the Commission rules is included in this proxy statement. See “Executive Compensation – Compensation Committee Report on Executive Compensation.”

Risk Committee. The Risk Committee of the Company and the Bank was created in January 2013 to assist the Board in risk management functions. Directors McLaughlin (Chair), Catania and Solow serve on the Risk Committee, which acts under a written Charter adopted by the Board of Directors. The Charter is available on the Company’s website (www.oceanfirst.com) and is reviewed on an annual basis by the Risk Committee. See “Board Role in Oversight of Risk/ Risk Committee.”

STOCK OWNERSHIP

The following table provides information as of March 12, 2013 with respect to the persons known by the Company to be the beneficial owners of more than 5% of its outstanding stock. A person is considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.

Name and Address Of Beneficial Owner	Number of Shares Owned		Percent of Common Stock Outstanding
OceanFirst Bank, Employee Stock Ownership Plan (“ESOP”) and Matching Contribution ESOP 975 Hooper Avenue Toms River, New Jersey 08754-2009	1,864,333	(1)	10.49%

OceanFirst Foundation 1415 Hooper Avenue – Suite 304 Toms River, New Jersey 08753	1,255,593	(2)	7.07%

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	1,500,088	(3)	8.44%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	1,037,551	(4)	5.84%

(1)	Under the terms of the ESOP and the Matching Contribution ESOP, the Trustee will vote all allocated shares held in the ESOP and the Matching Contribution ESOP in accordance with the instructions of the participants. As of March 12, 2013, 1,294,638 shares and 108,870 shares had been allocated under the ESOP and the Matching Contribution ESOP, respectively, and 460,825 shares remain unallocated under the ESOP. Under the ESOP and the Matching Contribution ESOP, allocated shares and unallocated shares as to which voting instructions are not given by participants are to be voted by the Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(2)	All shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Company’s Common Stock on all proposals considered by stockholders of the Company.
(3)	Based on SEC Form 13G Amendment No. 3 filed by Wellington Management Company, LLP on February 14, 2013.
(4)	Based on SEC Form 13G Amendment No. 2 filed by BlackRock Inc. on February 8, 2013.

The following table provides information as of March 12, 2013, about the shares of the Company common stock that may be considered to be beneficially owned by each director, nominee for director and the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table,” and by all such directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (excluding options)(1)	Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Total Number of Shares Beneficially Owned	Percent of Common Stock Outstanding (2)
Directors
Joseph J. Burke (3)	13,568	13,591	27,159	0.15%
Angelo Catania (3)	15,210	13,591	28,801	0.16%
John W. Chadwick (3)(4)	13,261	23,591	36,852	0.21%
John R. Garbarino (5)(6)(7)	557,408	482,357	1,039,765	5.70%
Donald E. McLaughlin (3)(8)	42,524	23,591	66,115	0.37%
Diane F. Rhine (3)	43,462	23,591	67,053	0.38%
Mark G. Solow (9)	12,394	700	13,094	0.07%
John E. Walsh (3)	20,312	23,591	43,903	0.25%
Named Executive Officers who are not also Directors
Michael J. Fitzpatrick (5)(10)	177,277	173,159	350,436	1.95%
Joseph J. Lebel, III (5)(11)	19,966	33,618	53,584	0.30%
Joseph R. Iantosca (5)(11)	24,255	53,956	78,211	0.44%
Steven J. Tsimbinos (5)(12)	6,093	9,975	16,068	0.09%
All directors and named executive officers as a group (12 persons)	945,730	875,311	1,821,041	9.77%

(1)	Each person effectively exercises sole (or shared with spouse or other immediate family members) voting power as to shares reported as of the Record Date.
(2)	Percentages with respect to each person or group of persons have been calculated on the basis of 17,769,089 shares of the Company’s Common Stock, the number of shares of Company Common Stock outstanding and entitled to vote as of March 12, 2013, plus the number of shares of Company Common Stock which such person or group of persons has the right to acquire within 60 days of March 12, 2013 by the exercise of stock options.
(3)	Includes 2,041 unvested shares. Each non-employee director (other than Mark G. Solow) was awarded 355 restricted shares in February 2009, 605 restricted shares in February 2010, and 796 restricted shares in February 2011. Each non-employee director (including Mr. Solow) was awarded 681 restricted shares in February 2012 and 713 restricted shares in February 2013. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(4)	Includes 2,400 shares held by Mr. Chadwick as Trustee.
(5)	Includes 66,756, 69,264, 5,061, 9,031 and 449 shares held in trust pursuant to the ESOP and Matching Contribution ESOP which have been allocated to Messrs. Garbarino, Fitzpatrick, Lebel, Iantosca and Tsimbinos, respectively, as of March 12, 2013. Such persons have sole voting power, but no investment power, except in limited circumstances, as to such shares.
(6)	Includes 14,445 shares owned by Mr. Garbarino’s wife and 11,788 shares held by Mr. Garbarino and his wife as co-Trustees.
(7)	Includes 2,180 unvested shares. Mr. Garbarino was awarded 5,450 restricted shares in February 2010. Such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(8)	Includes 5,170 shares owned by Mr. McLaughlin’s wife.
(9)	Includes 1,757 unvested shares. Mark G. Solow was granted 1,000 restricted shares in December 2011, 50% of which vested on the first anniversary of the grant date and 50% will vest on the second anniversary. Mr. Solow was also awarded 681 restricted shares in February 2012 and 713 restricted shares in February 2013. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(10)	Includes 5,174 unvested shares. Mr. Fitzpatrick was awarded 1,815 restricted shares in February 2010, 2,273 restricted shares in February 2011, 1,946 restricted shares in February 2012, and 1,529 restricted shares in February 2013. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

(11)	Includes 1,990 unvested shares for Mr. Lebel and 2,061 unvested shares for Mr. Iantosca. Each of Mr. Lebel and Mr. Iantosca was awarded 605 restricted shares in February 2010, 767 restricted shares in February 2011, 657 restricted shares in February 2012, and 764 restricted shares in February 2013. In addition, Mr. Iantosca was awarded 355 shares in February 2009. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.
(12)	Includes 2,072 unvested shares. Mr. Tsimbinos was awarded 540 restricted shares in September 2010, 767 restricted shares in February 2011, 657 restricted shares in February 2012, and 764 restricted shares in February 2013. Each such award vests at a rate of 20% per year commencing on March 1 of the year following the grant.

PROPOSAL 1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of eight directors. All of the directors are independent under current Nasdaq listing standards, except for John R. Garbarino, Chairman and Chief Executive Officer of the Company and the Bank. The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. Each of the members of the Board also serves as a director of the Bank. The Board of Directors’ nominees for election this year, to serve for a three year term and until their respective successors have been elected and qualified, are Messrs. Donald E. McLaughlin and John E. Walsh. Each of Mr. McLaughlin and Mr. Walsh is currently a director of the Company and the Bank. The experience and qualifications of each director are set forth under “Nominees for Election of Director.”

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares and approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Messrs. Donald E. McLaughlin and John E. Walsh.

Information With Respect to Nominees, Continuing Directors and Certain Executive Officers

Information regarding the Board of Directors’ nominees for election at the Annual Meeting, as well as information regarding the continuing directors and the senior executive officers listed in the table under “Executive Compensation – Summary Compensation Table” who are not directors is provided below. Unless otherwise stated, each individual has held his or her current position for the last five years. The age indicated for each individual is as of December 31, 2012. The indicated period of service as a director includes service as a director of OceanFirst Bank.

Nominees for Election of Director

The biography of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Corporate Governance/Nominating Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1) Personal characteristics: Integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards.

2) Core competencies: Accounting and finance; business judgment; management; crisis response; industry knowledge; regional markets; leadership; and strategy/vision.

3) Director commitment: Time and effort; awareness and ongoing education; board attendance; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4) Team and company considerations: Balancing director contributions; diversity of skills; and Company financial condition.

The following directors have been nominated by the Corporate Governance/Nominating Committee for election to the Board with terms to expire in 2016:

Donald E. McLaughlin is a retired Certified Public Accountant (“CPA”). Prior to his retirement in 2005 from Donald E. McLaughlin, CPA, P.C., Mr. McLaughlin was employed as a CPA for 35 years. As a CPA, Mr. McLaughlin worked on audits of corporations, both public and privately owned. Mr. McLaughlin has prepared financial statements and tax returns, analyzed financial statements and results of operations and advised clients on methods to better improve performance. He has also been employed as a controller at a company with annual sales of $40 million. Through his extensive experience as a CPA, Mr. McLaughlin provides significant expertise to the Board on public accounting and financial matters. Mr. McLaughlin has served on the Board of Directors since 1985. He is 65 years of age.

John E. Walsh is a licensed professional engineer and has been employed with T&M Associates as Regional Client Manager since 2010, and was made Vice President in 2011. T&M Associates is a privately owned engineering, planning and environmental consulting company. Before then, he was Executive Vice President and interim Chief Operating Officer at CMX Engineering, Inc., a privately owned engineering company. At CMX, Mr. Walsh was responsible for all operational aspects of the business, including operational profitability and oversight of 380 professional engineers and technical staff. Mr. Walsh’s experience with T&M and CMX provides the Board with management and leadership skills, as well as extensive knowledge of business and marketing plans, annual budgets, personnel/resource management, sales initiatives, financial reporting and client management. Prior to joining CMX Engineering, he was President of Bay Pointe Engineering Associates, Inc. None of T&M Associates, CMX Engineering or Bay Pointe Engineering Associates, Inc. is an affiliate of the Company. Mr. Walsh has served on the Board of Directors since 2000. He is 59 years of age.

Directors Continuing in Office

The following directors have terms ending in 2014:

Joseph J. Burke is a retired CPA with over 30 years of experience specializing in the audits of banking institutions. He is a retired audit partner with KPMG LLP. This experience brings to the Board significant expertise in financial, accounting and auditing matters. KPMG LLP is not an affiliate of the Company. Mr. Burke has been a member of the Board since 2005. He is 65 years of age.

Angelo Catania is the Chief Executive Officer and Managing Member of HomeStar Services LLC, an air conditioning, heating, plumbing and electrical service company, where he has been employed since February 2005. Prior to that time, he was President and Chief Operating Officer of Petro, Inc., one of the largest home heating oil and services companies in the United States. As President and COO of Petro, Mr. Catania was responsible for the oversight of approximately 2,800 employees that serviced over 535,000 residential and commercial accounts. Mr. Catania has also served as the corporate controller of a publicly-owned home heating oil delivery and service company, where he was responsible for accounting systems, bank relations, benefits, information technology and acquisitions. Mr. Catania’s experience as a senior officer of a large corporation brings to the Board significant management expertise and leadership skills, particularly as they relate to the use of technology to improve efficiency and customer service. Neither HomeStar Services LLC nor Petro, Inc. is an affiliate of the Company. He has been a member of the Board since 2006. He is 63 years of age.

John R. Garbarino has served as Chairman and Chief Executive Officer of the Company since 1995, and was President from 1995 to 2010. He has served in various capacities for the Bank since 1971, and has been a member of the Bank’s senior management since 1979. In 1985 he was elected President and Chief Executive Officer of the Bank, serving as President until 2010. In addition, he served as President of the Company and the Bank on an interim basis from September 2012 to March 25, 2013, when Mr. Maher joined the Company and the Bank. He has been a member of the Bank’s Board of Directors since 1984, and was appointed Chairman of the Board in 1989.

Mr. Garbarino brings extensive experience in banking and executive management to the Board. Mr. Garbarino’s experience and vision has resulted in OceanFirst Bank becoming the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey. His past involvement in leadership positions with the Federal Home Loan Bank of New York, the New Jersey Savings League, America’s Community Bankers, as well as numerous other community and business organizations during his 40 year career in banking provide insight to the Board on the factors that impact both the Company and its communities. Moreover, Mr. Garbarino’s leadership and intimate knowledge of the Company’s business and operations provide the Board with Company-specific experience and expertise. He is 63 years of age.

The following directors have terms ending in 2015:

John W. Chadwick retired as the General Manager of Point Bay Fuel, a petroleum products distributor in late 2006. In his capacity as General Manager, Mr. Chadwick was responsible for the oversight of all aspects of the company’s operation, including its sixty-nine full-time employees which serviced approximately 15,000 accounts. Mr. Chadwick was responsible for all environmental issues, permits, advertising, insurance issues, public relations, consumer credit situations, contracting and buying of petroleum products and personnel decisions. Mr. Chadwick brings to the Board significant expertise in management, consumer affairs and leadership. Point Bay Fuel is not an affiliate of the Company. Mr. Chadwick has been a member of the Board of Directors since 2002. He is 71 years of age.

Diane F. Rhine has owned and operated her own real estate company since 1979. From October 2000 through November 2009, Ms. Rhine was a partner in Citta Rhine LLC. As of November 16, 2009, Ms. Rhine is President and sole owner of Citta & Cobb Inc. DBA as Rhine & Associates Inc. Ms. Rhine’s more than 30 years’ experience in residential real estate brokerage in Ocean County, New Jersey, brings to the Board management expertise and an extensive knowledge of the local real estate markets in which the Company conducts its business. Rhine & Associates Inc. is not an affiliate of the Company. Ms. Rhine has served on the Board of Directors since 1997. She is 63 years of age.

Mark G. Solow is an advisor to Crystal Ridge Partners, LLC and Alston Capital Partners, firms which make equity investments in public and private companies. Mr. Solow is a director of Modern Bank, a privately held commercial bank in New York, and served on the board of directors of Central Jersey Bank, N.A. and its holding company from their inceptions through 2010. Prior to his retirement in 2005, Mr. Solow was a co-founder and a Managing Partner of GarMark Advisors, LLC, the manager of private investment funds that invest in middle market companies. Prior to the formation of GarMark Advisors, LLC in 1997, Mr. Solow was a Senior Executive Vice President at Chemical Banking Corporation (a predecessor institution to JPMorgan Chase) and a member of its twelve-person management committee. During his career at Chemical Banking Corporation, he served in several capacities, including head of global investment banking, and corporate and multinational banking in North America, Western Europe and Asia. In addition, he was Senior Credit Officer for the United States, Canada, Western Europe and Asia. Mr. Solow brings to the Board broad experience with capital markets, investment banking, management and leadership, as well as detailed knowledge of commercial and community banking. Mr. Solow has served on the Board of Directors since November 14, 2011. He is 64 years of age.

Senior Executive Officers Who Are Not Also Directors

Christopher D. Maher joined the Company and the Bank on March 25, 2013 as President and Chief Operating Officer. Prior to that, Mr. Maher served as President and Chief Executive Officer of Patriot National Bancorp and Patriot National Bank since 2010. Before then, he was employed by The Dime Savings Bank of Williamsburgh and its holding company, Dime Community Bancshares, Inc., since 2005, where he was in charge of retail banking and was appointed as Executive Vice President and Chief Retail Officer in 2009. He is 46 years of age.

Michael J. Fitzpatrick has been Executive Vice President and Chief Financial Officer of the Company since 1995. He has also been Executive Vice President and Chief Financial Officer of the Bank since joining the Bank in 1992. He is 57 years of age.

Joseph J. Lebel III has been First Senior Vice President, Chief Lending Officer of the Bank since May 2007. When he first joined the Bank in April 2006, he was Senior Vice President of the Bank, in charge of Commercial Lending. Before then, he was employed with Wachovia Bank N.A. for approximately 22 years, most recently as Senior Vice President. He is 50 years of age.

Joseph R. Iantosca has been First Senior Vice President, Chief Administrative Officer of the Bank since May 2007. Before then, he was Senior Vice President, Chief Administrative Officer of the Bank since February 2004, when he joined the Bank. Before then, he was employed with BISYS Banking Solutions for seven years, most recently as National Vice President, Conversions and Implementations. He is 52 years of age.

Steven J. Tsimbinos has been First Senior Vice President, General Counsel and Corporate Secretary of the Company and the Bank since September 2010. Prior to joining OceanFirst, he was General Counsel of Copper River Management, L.P., the investment manager to a family of hedge funds, since May 2006, and prior to that a partner with Lowenstein Sandler PC, where he practiced corporate and securities law. He is 43 years of age.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. The Company believes that its compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of its stockholders. The Company also believes that the Company and its stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives each stockholder the opportunity to endorse or not endorse the compensation for the NEOs by voting to approve or not approve such compensation as described in this proxy statement.

The Company’s stockholders are being asked to approve the compensation of the Company’s NEOs as described in this proxy statement, namely, under “Compensation Discussion and Analysis” and the included tabular and narrative disclosure.

The Board of Directors urges stockholders to endorse the compensation program for the Company’s executive officers by voting FOR Proposal 2. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that the compensation of the named executive officers described herein is reasonable and appropriate, and is justified by the performance of the Company in an extremely difficult operating environment.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, some of which are more fully discussed in the Compensation Discussion and Analysis (which stockholders are encouraged to read):

•

The Compensation Committee has designed compensation packages for the Company’s senior executives to be competitive with the compensation offered by those peers with whom it competes for management talent.

•

The Company was profitable in 2012, earning $1.12 per share for the year ended December 31, 2012 despite taking an additional loan loss provision of $1.8 million relating to the impact of superstorm Sandy.

•	The Company increased its stockholders’ equity per common share to $12.28 at December 31, 2012 and return on average stockholders’ equity remained strong at 9.15% for 2012.

•	The Company’s compensation practices have not and do not include the abusive and short-term practices that have been prevalent at some large financial institutions.

•	The Company’s compensation program does not encourage excessive and unnecessary risks that would threaten the value of the Company.

•	The Company’s compensation program is the result of a carefully reasoned, balanced approach, that considers the short-term and long-term interests of stockholders and safe and sound banking practices.

Please note that your vote is advisory and will not be binding upon the Board, and may not be construed as overruling a decision by the Board or creating or implying any additional fiduciary duty by the Board. The Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3. RATIFICATION OF APPOINTMENT

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was KPMG LLP. The Audit Committee reappointed KPMG LLP to continue as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2013, subject to ratification of such appointment by the stockholders. If stockholders do not ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee may, but is not required to, consider other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” Proposal 3, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2012 and December 31, 2011 by KPMG LLP:

	2012	2011
Audit fees	$408,871	$385,000
Audit related fees (1)	58,000	63,000
Tax related fees (2)	112,297	79,325
Other fees	—	—

	$579,168	$527,325

(1)	Audit-related fees are excluded from “Audit Fees” because the services were not required for reporting on the Company’s consolidated financial statements. Such fees are principally related to audits of financial statements of employee benefit plans, and audit procedures relating to the U.S. Department of Housing and Urban Development (HUD) reporting requirements.
(2)	Consists of tax filing and tax related compliance and other advisory services.

The Audit Committee believes that the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its Charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

During the year ended December 31, 2012, 100% of the audit related fees, tax related fees and other fees set forth above were approved by the Audit Committee.

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Director of Internal Audit reports directly to the Audit Committee. The Director of Internal Audit submitted and implemented an internal audit plan for 2012.

The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and issuing an opinion on the conformity of these financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

The Audit Committee reviewed and discussed the annual financial statements with management and the Company’s independent registered public accounting firm. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the independent registered public accounting firm regarding their independence as required under applicable standards for independent registered public accounting firms of public companies. The Audit Committee discussed with the independent registered public accounting firm the contents of such materials, their independence and additional matters required under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence from the Company and its management. In concluding that the independent registered public accounting firm was independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm were compatible with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee

Joseph J. Burke, CPA, Retired, Chairman

Donald E. McLaughlin, CPA, Retired

Angelo Catania

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section describes the objectives, design and rationale of the Company’s compensation program for its NEOs, and discusses each material element of the Company’s NEO compensation program, how compensation is determined, and recent developments in the Company’s compensation program.

Objectives

OceanFirst’s vision and mission is to produce value for its stockholders by providing outstanding service and responsiveness to the markets and customers it serves. To achieve that goal, the Company’s objectives for its executive officer compensation program are to:

•

target and reward individual behaviors that promote the Company’s performance in a way that is consistent with its strategic plan and encourages prudent decision-making, effective risk management, and safe and sound practices;

•	create balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

•	motivate each individual to perform to the best of his or her ability;

•	align management’s interests with those of stockholders;

•	reward individuals of greatest responsibility and achievement within a framework that is internally equitable;

•	provide a competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

•	be mindful of the economic environment and control costs.

How Compensation Is Determined

The Compensation Committee reviews compensation for the CEO, the other NEOs and the other officers subject to the reporting requirements of Section 16 under the Exchange Act (including the NEOs, the “Section 16 Officers”), as well as establishes certain guidelines and limits for compensation and benefits programs for other employees of the Company and the Bank. The Compensation Committee annually reviews and evaluates recommendations made by management regarding compensation, including base salary, bonuses and equity grants for the Section 16 Officers. The Compensation Committee then determines the compensation for the CEO and Section 16 Officers and reports its determination to the Board. In establishing compensation levels, the Compensation Committee considers the Company’s overall objectives and performance, reports of compensation consultants, peer group comparisons, market data for other institutions, individual executive performance, the relative level of compensation among executive officers and regulatory requirements. The Compensation Committee also has the Chief Risk Officer review any potential and actual risks created by the Company’s compensation program, and to analyze the controls in place and risk mitigation mechanisms.

Executive management and outside advisors from time-to-time may be invited to Compensation Committee meetings to provide their views on compensation matters. The CEO participates in the process of determining compensation for the other Section 16 Officers by making recommendations regarding base salary adjustments, and awards under incentive and equity plans. The CEO does not participate in the Compensation Committee’s decision as to his own compensation package. See “Corporate Governance – Committees of the Board of Directors” for further information regarding the Compensation Committee.

Role of Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) since early 2011 as its independent compensation consultant. The Compensation Committee considers advice and recommendations received from FWC in making compensation decisions. FWC is independent of the Bank’s management, reports directly to the Compensation Committee, and has no economic relationship with the Company other than its role as advisor to the Compensation Committee.

Compensation Study

FWC conducted a study for the Compensation Committee for use in making compensation decisions for 2012 and beyond. FWC reviewed the current peer group for appropriateness and recommended changes for 2012. The Compensation Committee has historically relied on a peer group to assess relative performance for its annual incentive plans and make compensation decisions. The study proposed replacing four institutions from the peer group due to acquisition or a more appropriate peer institution having been identified. The Compensation Committee approved those changes at its March 6, 2012 meeting. The peer group established for the 2012 study consisted of the following:

Alliance Financial Corp. (NY) – NASDAQ: ALNC

Dime Community Bancshares (NJ) – NASDAQ: DCOM

First of Long Island Corp. (NY) – NASDAQ: FLIC

Flushing Financial Corp. (NY) – NASDAQ: FFIC

Hudson Valley Holding Corp. (NY) – NASDAQ: HUVL

Lakeland Bancorp, Inc. (NJ) – NASDAQ: LBAI

Oritani Financial Corp. (NJ) – NASDAQ: ORIT

Peapack-Gladstone Financial Corp. (NJ) – NASDAQ: PGC

Provident New York Bancorp (NY) – NASDAQ: PBNY

Rockville Financial Inc. (CT) – NASDAQ: RCKB

Sterling Bancorp. (NY) – NASDAQ: STL

Suffolk Bancorp (NY) – NASDAQ: SUBK

SunBancorp (NJ) – NASDAQ: SNBC

Univest Corp. of Pennsylvania (PA) – NASDAQ: UVSP

WSFS Financial Corp. – (Delaware) – NASDAQ: WSFS

FWC conducted a review of the Bank’s current level of director and executive compensation relative to its peers and provided the Compensation Committee with its report at its June 14, 2012 meeting. The executive compensation results found a strong alignment between performance and executive compensation at OceanFirst. OceanFirst was at or above the 75th percentile of its peers for three of the five key performance metrics. The key metrics in the study were total interest and other income growth, earnings per share growth, return on assets, return on equity and total shareholder return. Overall, the base salaries were near the median when compared to the peer group while the target bonuses were within a competitive range of the 75th percentile. On average, target total compensation was positioned near the median. The 2012 study was taken into account by the Compensation Committee to set and establish executive compensation and review director compensation for the remainder of 2012. The Board increased the annual retainer for the Chairperson of the Compensation Committee from $5,000 to $8,000 to equal the retainer paid to the other two Committee Chairpersons for 2012. See “Director Compensation – Cash and Stock Retainers and Meeting Fees for Non-Employee Directors.”

Consideration of Last Year’s Advisory Stockholder Votes on Executive Compensation

At the 2012 Annual Meeting of Stockholders, approximately 94% of the shares voting on the Company’s non-binding advisory vote on executive compensation (commonly known as “say on pay”) were cast in favor of the compensation of the Company’s executive officers, as described in the 2012 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In making compensation decisions for the remainder of 2012 and to date in 2013, the Board and the Committee have considered, among other factors, this strong stockholder support and the Board’s overall satisfaction with the current compensation mix and levels, and have not made significant changes to the mix or level of compensation. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Board and the Committee in their assessment of the Company’s executive compensation program.

Compensation Program Design and Rationale

Cash Compensation. Current cash compensation consists of base salary and performance-based cash bonuses under a cash incentive plan. In addition to the performance-based compensation, the Company may from time to time make discretionary cash bonus payments to rectify inequities or recognize outstanding performance. No such discretionary bonuses were made to Section 16 Officers during fiscal 2012.

Base Salary. The base salary levels for the Section 16 Officers are intended to be competitive with the practices of comparable financial institutions at appropriate levels to motivate individuals to discharge the responsibilities of their positions, while being mindful of managing costs. Messrs. Garbarino, Maher and Fitzpatrick have employment agreements with the Company and the Bank and receive base salaries under those agreements, subject to annual review.

Performance-Based Bonuses. A significant portion of each Section 16 Officer’s annual cash compensation is contingent on the performance of the Company, the Bank and the individual under a cash incentive compensation plan. Under the incentive compensation plan, performance-based bonuses are paid, generally annually, based on the Company’s level of achievement of pre-established financial performance objectives, as well as individual performance. This mechanism allows the Company to target and reward individual behaviors that promote the Company’s performance in a way that is consistent with its strategic plan and encourages prudent decision-making, effective risk management and safe and sound practices.

Equity Compensation Plan. During 2012, the Company granted stock options and/or restricted stock awards to attract, retain and motivate non-employee directors and employees by providing for or increasing their economic interests in the success of the Company. Equity grants under the Company’s stock incentive plans complement total compensation packages as well as enable the Company to align director and executive management interests with the stockholders of the Company.

Mix of Compensation Elements; Risk Mitigation. The Committee believes that it maintains the appropriate balance of base salary and incentive compensation to motivate executives and reward accomplishments. Performance-based incentive bonus awards play an important role in the executive compensation program, but their use is balanced to provide stability and to avoid encouraging strategies and risk-taking that might not align with the long term best interests of the Company and its stockholders, as further described below. The Company utilizes performance-based bonuses with bonus targets ranging from 25% to 50% of base salary for its Section 16 Officers.

The Company is mindful of regulatory sound compensation practices that are designed to cause banking institutions to structure compensation programs in a way that does not provide incentives for executives to take imprudent or excessive risks. The Company’s compensation program for Section 16 Officers is designed to mitigate risk by (1) providing non-performance-based salaries, retirement and fringe benefits that are competitive in the market, permit executives to pay living expenses and provide stability without reliance on incentives; (2) incorporating cash incentives to reward performance in accordance with predefined goals and objectives; (3) including long-term incentives in the form of restricted stock awards and/or stock options to maintain focus on long-term shareholder value; and (4) considering prior period results, the exposure to risk, and actual risk outcomes in determining current and future compensation. To further mitigate risk resulting from performance-based compensation, the Committee considers, and uses when appropriate, metrics and performance goals that incorporate risk management, “clawbacks” to recover payments, and performance periods longer than one year. The use of equity-based long term compensation, in combination with executive stock ownership requirements, reflects the Company’s compensation program’s goals of aligning the interests of executives and stockholders, thereby reducing the exposure to imprudent or excessive risk taking. The Company believes these features recognize a balance between the need to accept risk exposure in the successful operation of its business and the need to identify and prudently manage such risks.

Elements of Compensation

Overview. To achieve the Company’s objectives for its NEO compensation program, the program includes the following elements: (1) base salary; (2) a performance-based annual cash bonus under a cash incentive compensation plan; (3) awards of stock options and restricted shares of Company common stock under the equity compensation plans; (4) welfare benefits under the group benefit programs; (5) retirement benefits under the ESOP and 401(k) Plan and supplemental retirement benefits for certain NEOs under the Supplemental Executive Retirement Plan (“SERP”); (6) Company-paid automobile benefit and perquisites for certain NEOs; (7) eligibility for payments and benefits in the event of certain employment terminations and/or in the event of a change in control of the Company; and (8) nonqualified deferred compensation under the Deferred Compensation Plan for Executives. The following describes the elements of compensation and provides information on certain decisions regarding 2012 compensation.

Base Salary. After the Compensation Committee’s consideration of various factors, including prevailing market conditions, current and anticipated Company performance, the performance and responsibilities of individual executives, current pay levels and the FWC report, the Company:

•	maintained Mr. Garbarino’s base salary for 2012 at $490,500; and

•	increased the base salaries of the other NEOs by 1.85% to 2% during 2012.

Cash Incentive Awards. The Company determined cash incentive awards for 2012 in accordance with guidelines established by the Compensation Committee. Annual cash bonuses for the Section 16 Officers are determined under the annual incentive plan and contingent on the performance of the Company, the Bank and the individual, by comparing actual Company performance against targets that are approved by the Compensation Committee at the beginning of 2012. The targets are weighted between individual objectives and the Company’s success in achieving its financial goals. Targeted bonus levels for NEOs in 2012 ranged from 25% to 50% of base salary. Generally, the higher the level of responsibility of the officer or employee in the Company, the greater the percentage of base salary that may be awarded as a cash bonus under the plan for achievement of performance goals. Ordinarily, if cash incentive compensation is paid out under the plan, actual bonus payments may range from 50% of targeted bonus levels for threshold performance to 150% for superior performance.

For 2012, incentive payments were based on earnings per share, efficiency ratio and total shareholder return, utilizing the following matrix:

Category	Weight	Threshold 50%	Target 100%	Superior 150%

Earnings Per Share (EPS)	50%	$1.00	$1.24	$1.32

Efficiency Ratio	25%	60.50%	57.40%	55.80%

Total Shareholder Return Against Peers (TSR)	25%	50th Percentile (8th of 16)	62.5th Percentile (10th of 16)	75th Percentile (12th of 16)

	100%

For purposes of the matrix, Earnings Per Share (EPS) and Efficiency Ratio are the amounts set forth in the Company’s financial statements. Total Shareholder Return Against Peers (TSR) is based on the Company’s stock and dividend performance measured against the group of fifteen similar financial institutions utilized by FWC in its study. See “Compensation Study.” The Company must attain net income of at least $2,170,000 and meet the threshold level in at least one category in order to pay any bonus based on the Company’s performance. For 2012, the Company’s EPS was $1.12, Efficiency Ratio was 57.65%, and TSR was 12.5th Percentile. Based on the weighting of the various Metrics set forth above, the Bank’s performance funded at 61.5% of Target. Actual payouts were subject to adjustment for each NEO’s performance. Cash incentive awards paid to the NEOs for 2012 are presented under the “Non-Equity Incentive Compensation Plan” column in the Summary Compensation Table below.

Equity Incentive Awards. The Board, at the recommendation of the Compensation Committee, approved the grants of stock options and restricted stock awards under the Company’s stock incentive plans. The award levels and vesting schedules were determined based on various factors, including prevailing market conditions, performance and responsibilities of individual executives, current pay levels, the amount of awards previously granted and the FWC report. Awards in 2012 to the NEOs are presented under the “Stock Award” column of the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Benefits. All NEOs participate in the benefit plans generally available to the employees, including medical, life and disability insurance, the 401(k) Plan and the ESOP. The Company also maintains SERPs covering Messrs. Garbarino, Maher and Fitzpatrick. These SERPs are intended to promote continued service of covered executives by providing a supplement to the executive’s other qualified retirement plan benefits, which are limited by law. In the case of Messrs. Garbarino and Fitzpatrick, the benefit is based on the average of the highest compensation during any four consecutive calendar years and length of service with the Company, and in the case of Mr. Maher, an agreed upon schedule of contributions. In 2010, Mr. Garbarino agreed to make a portion of his SERP payment contingent upon the attainment of certain Company performance targets. These amounts are paid under the 2011 Cash Incentive Compensation Plan to maximize their tax deductibility. See “Executive Compensation – Nonqualified Deferred Compensation – Supplemental Executive Retirement Plan.”

Perquisites. The Company provided perquisites to certain NEOs in the form of Company-paid automobile benefits and golf club dues. The NEOs are subject to the Company’s Travel and Entertainment Policy, which governs travel, dining and entertainment expenses for all employees.

Deferred Compensation. The Bank provides certain NEOs with an opportunity to elect to defer current compensation under the Deferred Compensation Plan for Executives (the “Deferral Plan”). The Deferral Plan permits eligible executives selected by the Bank’s Board to elect to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan.

Employment Agreements. Each of the Bank and the Company have entered into separate employment agreements with Messrs. Garbarino, Maher and Fitzpatrick (individually, the “Executive”). The employment agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Messrs. Garbarino, Maher and Fitzpatrick.

Messrs. Garbarino, Maher and Fitzpatrick have employment agreements with terms expiring July 31, 2014, December 31, 2014, and July 31, 2015, respectively. The Company’s former President and Chief Operating Officer, Vito R. Nardelli, had a similar agreement prior to his resignation in August 2012. Each employment agreement provides that the Boards of the Company and the Bank, annually, may extend the agreement for an additional period, unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. In addition to the base salary, the agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The agreements provide for termination, at any time, by the Bank or the Company for cause as defined in the agreements. In the event the Bank or the Company chooses to terminate the Executive’s employment for reasons other than for cause, or in the event of the Executive’s resignation from the Bank and the Company upon: (1) failure to re-elect the Executive to his current offices; (2) a material change in the Executive’s functions, duties or responsibilities; (3) material change in the Executive’s principal place of employment; (4) material reduction in the Executive’s salary; or (5) a material breach of the agreement by the Bank or the Company, the Executive, or in the event of Executive’s subsequent death, his beneficiary, beneficiaries or estate, as the case may be, would be entitled to receive an amount equal to the remaining base salary payments due to the Executive and the contributions that would have been made on the Executive’s behalf to any employee benefit plans of the Bank or the Company during the remaining term of the agreement, or in Mr. Maher’s case, if greater, one year’s base salary at the time of termination. Mr. Maher is also entitled to such amount if he resigns because the Company and the Bank have not by July 31, 2014 extended the term of his employment agreements beyond July 31, 2015. In the event of such a qualifying termination, the Bank and the Company would also continue to pay for the Executive’s life, health and disability coverage for the remaining term of the employment agreement, or in Mr. Maher’s case, for one year if the remaining term is less than one year.

Under the agreements, if a qualifying resignation or involuntary termination (other than for cause) follows a change in control (as defined in the employment agreements) of the Bank or the Company, the Executive or, in the event of the Executive’s death, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (2) three times the average of the five preceding taxable years’ compensation (or lesser number of years if the Executive has been with the Company for less than five years). Such average compensation includes not only base salary, but also commissions, bonuses, contributions on behalf of the Executive to any pension or profit sharing plan, insurance payments, directors’ or committee fees and fringe benefits paid or to be paid to the Executive during the preceding five taxable years. However, any payments to the Executive under the Bank’s employment agreement would be subtracted from any amount due simultaneously under the Company’s employment agreement. The Bank and the Company would also continue the Executive’s life, health, and disability coverage for 36 months. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes. Although both the Company and the Bank agreements provide for a severance payment in the event of a termination by the Company or the Bank, or in the event of a termination following a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

Payments to the Executive under the Bank’s agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company’s agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under federal and Delaware law, respectively.

Change in Control Agreements. For similar reasons as with the employment agreements, the Bank and the Company entered into change in control agreements (“CIC Agreements”) with Messrs. Lebel, Iantosca and Tsimbinos (individually, the “Executive”). Each CIC Agreement provides for a two-year term. The CIC Agreements provide that the Boards of the Company and the Bank may, annually, extend the CIC Agreements for an additional period unless written notice of non-renewal is given after conducting a performance evaluation of the Executive. Each Executive’s CIC Agreement will expire on July 31, 2014. The CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control (as defined in the agreements) of the Bank or the Company, the Executive would be entitled to a severance payment equal to two times the Executive’s average annual compensation for the five years preceding termination (or lesser number of years if the Executive has been with the Company for less than five years). Annual compensation includes Base Salary, commissions, bonuses, contributions on behalf of the Executive to any pension and profit sharing plan, severance payments and fringe benefits paid or to be paid the Executive during such years. However, any payments to the Executive under the Bank’s CIC Agreement would be subtracted from any amount due simultaneously under the Company’s CIC Agreement. The Company and the Bank would also continue and pay for the Executive’s life, health and disability coverage for 36 full calendar months following termination. However, if the amount of such termination benefits are deemed to be parachute payments as defined in section 280G of the Code, such termination benefits will be reduced to an amount $1.00 less than the amount that triggers such excise tax, but only if such reduced amount is greater than the aggregate amount of the termination benefits unreduced less the amount of the excise tax and any applicable state and federal taxes.

Payments to the Executive under the Bank’s CIC Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank.

Payments under the employment agreements and CIC agreements in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. See “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by the Company during the fiscal year ended December 31, 2012 to or for the account of the CEO, Chief Financial Officer, and the other three most highly compensated executive officers of the Company, as well as Mr. Nardelli who resigned effective August 31, 2012:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[1]	Option Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)		Total ($)
John R. Garbarino,	2012	490,500	—	242,100	185,656	—	456,300	(4)	1,374,556
Chief Executive Officer of the Company and the Bank	2011 2010	492,596 545,000	— 54,500	283,500 163,428	279,095 366,240	— —	273,603 473,418		1,328,794 1,602,584

Vito R. Nardelli,	2012	239,504	30,288	90,788	—	—	1,079,419	(5)	1,439,999
Former President and Chief Operating Officer of the Company and the Bank	2011 2010	333,300 312,693	35,466 18,150	106,313 54,479	187,770 178,416	— —	109,050 105,523		771,899 669,261

Michael J. Fitzpatrick,	2012	265,277	26,913	80,700	79,531	—	110,706	(6)	563,127
Executive Vice President and Chief Financial Officer of the Company and the Bank	2011 2010	260,075 253,750	31,527 18,150	94,500 54,479	126,591 136,079	— 610	101,763 96,938		614,456 560,006

Joseph J. Lebel III,	2012	222,358	9,086	36,323	66,713	—	22,602	(7)	357,082
First Senior Vice President and Chief Lending Officer of the Bank	2011 2010	218,160 213,000	10,638 6,050	31,894 18,163	83,575 102,816	— —	20,466 22,247		364,733 362,276

Joseph R. Iantosca,	2012	203,475	9,086	36,323	53,377	—	25,262	(8)	327,523
First Senior Vice President and Chief Administrative Officer of the Bank	2011 2010	199,485 195,060	10,638 6,117	31,894 18,361	85,749 84,010	— —	23,539 23,426		351,305 326,974

Steven J. Tsimbinos,	2012	206,040	9,086	36,323	38,607	—	11,557	(9)	301,613
First Senior Vice President and General Counsel

(1)	Reflects the value of restricted stock awards granted to the executive officers based on the grant date fair value of the awards. Reflects the value of stock option awards granted to the executive officers based on the grant date fair value of the awards. See note 1 to Company’s audited consolidated financial statements for the year ended December 31, 2012, filed with the Company’s Form 10-K for assumptions made in the valuation.
(2)	Reflects payments made for each respective year under the annual incentive compensation plan.
(3)	Reflects earnings on amounts deferred under the Deferral Plan during 2012, 2011 and 2010.
(4)	Includes (a) the market value of the ESOP allocation of $7,437 for 2012, $7,521 in 2011 and $9,788 in 2010; (b) Company matching contribution to the 401(k) Plan of $8,750 in 2012 and $8,575 in each of 2011 and 2010; (c) allocations under the SERP of $407,002 in 2012, $226,112 in 2011 and $414,772 in 2010; (d) Company-paid life insurance premiums of $5,757 in 2012 and $5,544 in each of 2011 and 2010; (e) Company-paid long-term disability premiums of $8,981 in each of 2012, 2011 and 2010; (f) Company-provided automobile benefit of $6,400 in 2012, $5,293 in 2011 and $14,707 in 2010; and (g) Company-paid club dues of $11,973 in 2012, $11,578 in 2011 and $11,051 in 2010.
(5)	Includes (a) the market value of the ESOP allocation of $7,521 in 2011 and $9,788 in 2010 (no allocation for 2012); (b) Company matching contribution to the 401(k) Plan of $8,383 in 2012 and $8,575 in each of 2011 and 2010; (c) allocations under the SERP of $85,396 in 2012, $77,025 in 2011 and $68,636 in 2010; (d) Company-paid life insurance premiums of $3,606 in 2012, $4,942 in 2011 and $4,847 in 2010; (e) Company-paid long-term disability premiums of $4,811 in each of 2012, 2011 and 2010; (f) Company-provided automobile benefit of $8,663 in 2012, $6,176 in 2011 and $8,866 in 2010; and (g) a severance payment of $968,560 in 2012.
(6)	Includes (a) the market value of the ESOP allocation of $7,437 in 2012, $7,521 in 2011 and $9,788 in 2010; (b) Company matching contribution to the 401(k) Plan of $8,750 in 2012, 8,301 in 2011 and $8,299 in 2010; (c) allocations under the SERP of $81,602 in 2012, $74,408 in 2011 and $67,621 in 2010; (d) Company-paid life insurance premiums of $2,570 in 2012, $2,456 in 2011 and $2,405 in 2010; (e) Company-paid long-term disability premiums of $1,799 in each of 2012 and 2011, and $1,740 in 2010; and (f) Company provided automobile benefit of $8,548 in 2012, $7,278 in 2011 and $7,085 in 2010.
(7)	Includes (a) the market value of the ESOP allocation of $6,606 in 2012, $6,687 in 2011 and $8,492 in 2010; (b) Company matching contribution to the 401(k) Plan of $7,688 in 2012, $5,856 in 2011 and $5,844 in 2010; (c) Company-paid life insurance premiums of $1,088 in 2012, $704 in 2011 and $691 in 2010; (d) Company-paid long-term disability premiums of $1,220 in each of 2012, 2011 and 2010; and (e) Company-provided automobile benefit of $6,000 in each of 2012, 2011 and 2010.
(8)	Includes (a) the market value of the ESOP allocation of $6,044 in 2012, $6,115 in 2011 and $7,778 in 2010; (b) Company matching contribution to the 401(k) Plan of $7,122 in 2012, $6,982 in 2011 and $6,827 in 2010; (c) Company-paid life insurance premiums $984 in 2012, $974 in 2011 and $955 in 2010; (d) Company-paid long-term disability premiums of $1,324 in each of 2012, 2011 and 2010; and (e) Company-provided automobile benefit of $9,788 in 2012, $8,144 in 2011 and $6,542 in 2010.
(9)	Includes (a) the market value of the ESOP allocation of $6,120 in 2012; (b) Company matching contribution to the 401(k) Plan of $4,121 in 2012; (c) Company-paid life insurance premiums $187 in 2012; and (d) Company-paid long-term disability premiums of $1,129 in 2012.

For a description of the employment agreements entered into with Messrs. Garbarino, Nardelli and Fitzpatrick, see “Compensation Discussion and Analysis – Elements of Compensation – Employment Agreements.”

Grants of Plan-Based Awards

The following table sets forth certain information regarding stock options, restricted stock awards and non-equity incentive plan awards to the NEOs and Mr. Nardelli during the Company’s fiscal year ended December 31, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[3]	Exercise or Base Price of Option Awards ($/Sh) [4]	Grant Date Fair Value of Stock & Option Awards ($)[5]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John R. Garbarino	2/15/2012	61,313	245,250	367,875	0	90,000	13.83	242,100

Vito R. Nardelli	2/15/2012	42,075	168,300	252,450	2,190	33,750	13.83	121,076

Michael J. Fitzpatrick	2/15/2012	26,265	105,060	157,590	1,946	30,000	13.83	107,613

Joseph J. Lebel III	2/15/2012	22,032	88,128	132,192	657	10,125	13.83	45,409

Joseph R. Iantosca	2/15/2012	17,628	70,511	105,766	657	10,125	13.83	45,409

Steven J. Tsimbinos	2/15/2012	12,750	51,000	76,500	657	10,125	13.83	45,409

(1)	Amounts shown represent the range of potential payouts for fiscal 2012 performance under the 2011 Cash Incentive Compensation Plan. As described in the section titled “Cash Incentive Awards” in the Compensation Discussion and Analysis, the level of actual payouts for 2012 under the Incentive Compensation Plan, were $185,656, $0, $79,531, $66,713, $53,377 and $38,607 for Messrs. Garbarino, Nardelli, Fitzpatrick, Lebel, Iantosca, and Tsimbinos, respectively. The performance period for the non-equity grants was January 1, 2012 through December 31, 2012.
(2)	Refers to awards of restricted shares of Company common stock under the Company’s 2006 Stock Incentive Plan (the “2006 Stock Plan”) and the 2011 Stock Incentive Plan (the “2011 Stock Plan”). Awards vest over five years from date of grant.
(3)	Refers to awards of stock options under the 2006 Stock Plan and the 2011 Stock Plan. Options vest over five years from date of grant.
(4)	Closing price of the underlying shares of Company common stock at the Nasdaq Global Select Market on the date of grant.
(5)	Grant date fair value. Reflects the value of restricted stock awards granted to the executive officers based on the grant date fair value of the awards. Reflects the value of stock option awards granted to the executive officers based on the grant date fair value of the awards. See note 1 to Company’s audited consolidated financial statements for the year ended December 31, 2012, filed with the Company’s Form 10-K for assumptions made in the valuation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding stock options and stock awards held by the named executive officers of the Company at December 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John R. Garbarino	90,000 90,000 3,430 3,806 63,000 60,750 51,032 35,722 18,000 — — —	— — — — — — 12,756 53,583 72,000 90,000 — —	23.440 22.525 23.070 20.795 23.475 22.170 16.810 10.000 13.870 13.830 — —	5/30/13 5/28/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 2/17/20 2/18/21 2/15/22 — —	— — — — — — — — — — 600 3,270	— — — — — — — — — — 8,250 44,963
Vito R. Nardelli(4)	—	—	—	—	—	—
Michael J. Fitzpatrick	33,000 30,000 1,320 1,464 30,000 20,250 17,012 11,908 6,000 — — — — —	— — — — — — 4,251 17,862 24,000 30,000 — — — —	23.440 22.525 23.070 20.795 23.475 22.170 16.810 10.000 13.870 13.830 — — — —	5/30/13 5/28/14 1/19/15 4/20/15 2/15/16 2/21/17 2/20/18 2/17/20 2/18/21 2/15/22 — — — —	— — — — — — — — — — 200 1,089 1,818 1,946	— — — — — — — — — — 2,750 14,974 24,998 26,758
Joseph J. Lebel III	10,000 4,500 5,672 3,970 2,025 — — — — —	— — 1,416 5,955 8,100 10,125 — — — —	22.740 20.250 16.810 10.000 13.870 13.830 — — — —	4/28/16 3/02/17 2/20/18 2/17/20 2/18/21 2/15/22 — — — —	— — — — — — 67 363 613 657	— — — — — — 921 4,992 8,429 9,034

(Table continues and footnotes on following pages)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Joseph Iantosca	1,250 10,000 554 615 10,000 6,750 5,672 4,254 3,970 2,025 — — — — — —	— — — — — — 1,416 2,834 5,955 8,100 10,125 — — — — —	25.165 22.525 23.070 20.795 23.475 20.250 16.810 12.280 10.110 13.870 13.830 — — — — —	2/16/14 5/28/14 1/19/15 4/20/15 2/15/16 3/2/17 2/20/18 2/18/19 2/11/20 2/18/21 2/15/22 — — — — —	— — — — — — — — — — — 67 142 363 613 657	— — — — — — — — — — — 921 1,953 4,992 8,429 9,034
Steven J. Tsimbinos	3,900 2,025 — — — —	5,850 8,100 10,125 — — —	11.320 13.870 13.830 — — —	9/07/20 2/18/21 2/15/22 — — —	— — — 324 613 657	— — — 4,455 8,429 9,034

(1)	Options vest as to 20% of the shares subject to the grant on each anniversary of the grant date, subject to the executive’s continued service on the relevant vesting dates. With respect to Mr. Garbarino’s stock options that have not vested, the options for 12,756 shares vest on February 20, 2013; the options for 53,583 shares vest in equal installments on February 17 of 2013, 2014 and 2015; the options for 72,000 shares vest in equal installments on February 18 of 2013, 2014, 2015 and 2016; and the options for 90,000 shares vest in equal installments on February 15 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Fitzpatrick’s stock options that have not vested, the options for 4,251 shares vest on February 20, 2013; the options for 17,862 vest in equal installments on February 17 of 2013, 2014 and 2015; the options for 24,000 shares vest in equal installments on February 18 of 2013, 2014, 2015 and 2016; and the options for 30,000 shares vest in equal installments on February 15 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Lebel’s stock options that have not vested, the options for 1,416 shares vest on February 20, 2013; the options for 5,955 shares vest in equal installments on February 17 of 2013, 2014 and 2015; the options for 8,100 shares vest in equal installments on February 18 of 2013, 2014, 2015 and 2016; and the options for 10,125 shares vest in equal installments on February 15 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Iantosca’s stock options that have not vested, the options for 1,416 shares vest on February 20, 2013; the options for 2,834 vest in equal installments on February 18 of 2013 and 2014; the options for 5,955 shares vest in equal installments on February 11 of 2013, 2014 and 2015; the options for 8,100 shares vest in equal installments on February 18 of 2013, 2014, 2015 and 2016; and the options for 10,125 shares vest in equal installments on February 15 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr.Tsimbinos’s stock options that have not vested, the options for 5,850 shares vest in equal installments on September 7 of 2013, 2014 and 2015; the options for 8,100 shares vest in equal installments on February 18 of 2013, 2014, 2015 and 2016; and the options for 10,125 shares vest in equal installments on February 15 of 2013, 2014, 2015, 2016 and 2017.

(2)	With respect to Mr. Garbarino’s shares that have not vested, the 600 shares vest on March 1, 2013; and the 3,270 shares vest in equal installments on March 1 of 2013, 2014 and 2015.

With respect to Mr. Fitzpatrick’s shares that have not vested, the 200 shares vest on March 1, 2013; the 1,089 shares vest in equal installments on March 1 of 2013, 2014 and 2015; the 1,818 shares vest in equal installments on March 1 of 2013, 2014, 2015 and 2016; and the 1,946 shares vest in equal installments on March 1 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Lebel’s shares that have not vested, the 67 shares vest on March 1, 2013; the 363 shares vest in equal installments on March 1 of 2013, 2014 and 2015; the 613 shares vest in equal installments on March 1 of 2013, 2014, 2015 and 2016; and the 657 shares vest in equal installments on March 1 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Iantosca’s shares that have not vested, the 67 shares vest on March 1, 2013; the 142 shares vest in equal installments on March 1 of 2013 and 2014; the 363 shares vest in equal installments on March 1 of 2013, 2014 and 2015; the 613 shares vest in equal installments on March 1 of 2013, 2014, 2015 and 2016; and the 657 shares vest in equal installments on March 1 of 2013, 2014, 2015, 2016 and 2017.

With respect to Mr. Tsimbinos’s shares that have not vested, the 324 shares vest in equal installments on September 7 of 2013, 2014 and 2015; the 613 shares vest in equal installments on March 1 of 2013, 2014, 2015 and 2016; and the 657 shares vest in equal installments on March 1 of 2013, 2014, 2015, 2016 and 2017.

(3)	Market Value computed using the closing price of OceanFirst common stock on December 31, 2012 ($13.75).

(4)	Mr. Nardelli had no stock option or unvested stock awards outstanding at December 31, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John R. Garbarino	—	—	2,471	33,482
Vito R. Nardelli	18,658	56,695	1,334	18,076
Michael J. Fitzpatrick	—	—	1,277	17,303
Joseph J. Lebel III	—	—	342	4,634
Joseph R. Iantosca	—	—	497	6,837
Steven J. Tsimbinos	—	—	262	3,642

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

The Bank maintains non-qualified SERPs to provide eligible executive officers with additional retirement benefits. For Messrs. Garbarino and Fitzpatrick, the benefits provided under the SERPs make up the difference between an amount up to 70% of the average of the highest compensation during any four consecutive calendar years and the benefits provided from the Bank’s 401(k) Retirement Plan plus the benefits which would have been provided from the Bank’s Retirement Plan (Pension Plan) which was frozen in 1996 and terminated in 1998. In addition, the SERP provides a benefit equal to the benefits lost from the ESOP due to the application of limitations imposed by the Code, as amended, on compensation and maximum benefits under the ESOP. The Bank established irrevocable trusts in connection with the SERPs for Messrs. Garbarino and Fitzpatrick. Each trust is funded with contributions from the Bank for the purpose of providing the benefits promised under the terms of the SERP. The assets of each trust are beneficially owned by the SERP participants, who recognize income as contributions are made to the trust. Earnings on the trust’s assets are taxable to the participants. On December 20, 2010, the Bank and Mr. Garbarino entered into an amendment to his SERP Agreement to make a portion of the payments due to Mr. Garbarino contingent upon performance against metrics established by the Compensation Committee to improve the tax deductibility to the Bank of his compensation.

As part of Mr. Maher’s SERP arrangement, the Bank shall establish an account for the benefit of his retirement and make scheduled payments to such account. Such account would be paid in full upon the termination of his employment due to his retirement after age 65, resignation for Good Reason (as defined), termination without Cause (as defined) or his death. If Mr. Maher’s employment terminates other than as in the preceding sentence, Mr. Maher shall be paid the balance of the account, less contributions for the preceding five years and less any earnings on those forfeited contributions.

Nonqualified Deferred Compensation Plan for Executives

Certain NEOs may participate in the Deferral Plan. This plan allows eligible officers selected by the Bank’s Board to defer receipt of up to 100% of base salary and annual bonus pursuant to the terms of the Deferral Plan. The participating executive’s deferral is credited to a bookkeeping account and increased on the last day of each month by interest earned at the rate equal to the Stable Fund Rate for the 401(k) Plan plus 250 basis points.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to NEOs of the Company during the Company’s fiscal year ended December 31, 2012:

Name	Plan	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
John R. Garbarino	SERP Deferral Plan	— —	407,002 —	— —	— —	— —
Vito R. Nardelli	SERP Deferral Plan	— —	85,396 —	— —	— —	— —
Michael J. Fitzpatrick	SERP Deferral Plan	— —	81,602 —	— 12,718	— —	397,167
Joseph J. Lebel III	SERP Deferral Plan	— —	— —	— —	— —	— —
Joseph R. Iantosca	SERP Deferral Plan	— —	— —	— —	— —	— —
Steven J. Tsimbinos	SERP Deferral Plan	— —	— —	— —	— —	— —

(1)	Represents annual SERP contributions. The contributions are held in trust for the irrevocable benefit of SERP participants. Contributions and trust earnings are taxed to participants in the year they are added to the trust. SERP account balances are treated as participant assets, rather than Company assets, and are not reflected on the Company’s financial statements.
(2)	Excludes SERP account balances.

Potential Payments Upon Termination or Change in Control

The following describes the provisions of contracts, agreements or plans (other than plans available generally to salaried employees that do not discriminate in favor of executive officers) which provide for payments to executive officers at, following or in connection with termination of employment or a change in control of the Company.

Employment Agreements — Involuntary or Constructive Termination. The employment agreements of Messrs. Garbarino, Maher and Fitzpatrick provide for certain severance payments in the event employment is terminated by the Company or the Bank without cause or the executive terminates employment under the circumstances described above under “Compensation Discussion and Analysis – Elements of Compensation Employment Agreements.” The severance payment provided under the employment agreements would be equal to (i) the amount of remaining payments the executive would receive if he had continued employment during the remaining term of the agreement at the executive’s base salary as of the date of termination and (ii) an amount equal to the annual contributions that would have been made on executive’s behalf to any employee benefit plans of the Company or the Bank during the remaining term of the agreement based on contributions made as of the date of termination, or in the case of Mr. Maher, if greater, one year’s base salary at the time of termination. In addition, the executive would receive continued life, medical, dental and disability coverage for the remaining term of the agreement, or in the case of Mr. Maher, one year, if longer. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments and benefits would be provided by either the Company or the Bank.

Employment Agreements — Involuntary or Constructive Termination Following Change in Control. The employment agreements for Messrs. Garbarino, Maher and Fitzpatrick provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal, other than for cause, or (ii) the executive’s voluntary resignation following any failure to reelect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, material reduction in the executive’s salary, or material breach of the employment agreement unless such termination is due to death or for cause, as defined in the agreement.

A “change in control” means a change in control of the Company or the Bank involving (a) an event reportable on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act; (b) a Change in Control within the meaning of the Home Owners’ Loan Act of 1933, the Federal Deposit Insurance Act or Office of the Comptroller of the Currency regulations; (c) a person becoming beneficial owner, directly or indirectly, of 20% the outstanding securities of the Company or the Bank; (d) a change in majority control of the Board of Directors of the Company, other than a change approved by the incumbent board; (e) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or the Bank in which either entity is not the survivor; (f) a distribution soliciting proxies for stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank as a result of which the outstanding shares of the class of securities then subject to the plan would be exchanged for or converted into cash or property or securities not issued by either entity; or (g) a tender offer is made for 20% or more of the voting securities of the Company or the Bank.

If the change in control benefit is triggered, the officer is entitled to a benefit equal to the greater of (A) three times the executive’s average annual compensation paid in the preceding five taxable years (or a lesser number of years if the executive has been with the Company for less than five years) or (B) the payments due for the remaining term of the agreement. In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under employment agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under section 280G of the Code, the employment agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Payments under the employment agreements and CIC agreements described below in the event of a change in control may constitute some portion of an excess parachute payment under section 280G of the Code for executive officers, resulting in the imposition of an excise tax on the recipient and denial of the deduction for such excess amounts to the Company and the Bank. Benefits would be provided by the Company or the Bank, but not both.

Change in Control Agreements — Involuntary or Constructive Termination Following Change in Control. The CIC Agreements with Messrs. Lebel, Iantosca and Tsimbinos provide for certain payments if the officer’s employment is terminated by the Company or the Bank following a “change in control” due to (i) the executive’s dismissal other than for cause or (ii) the executive’s voluntary resignation following any failure to re-elect the executive to his current offices, a material change in the executive’s functions, duties or responsibilities, a material change in the executive’s principal place of employment, a material change in the executive’s salary, or a material breach of the CIC Agreement by the Company or the Bank, unless such termination is due to death or for cause, as defined in the agreement.

For purposes of the CIC Agreements, the definition of “Change in Control” is the same as described above under “Employment Agreements – Involuntary or Constructive Termination Following a Change of Control.”

If the change in control benefit is triggered, the officer is entitled to a benefit equal to two times the executive’s average annual compensation paid in the most recent five taxable years (or a lesser number of years if the executive has been with the Company for less than five years). In addition, the executive would become entitled to continued life, medical, dental and disability coverage for 36 months following the change in control. In the event payments and benefits under the CIC Agreements, together with other payments and benefits he may receive, would constitute an excess parachute payment under section 280G of the Code, the CIC Agreements do not provide for “tax gross-ups.” Rather, they provide that the executive would be entitled to the greater of (i) the total net-after tax benefit or (ii) the net-after tax benefit after reduction of the aggregate payment to an amount $1.00 less than the executive’s “base amount,” which is three times the executive’s average taxable compensation for the five tax years ending with the tax year prior to the change in control. Payments, other than continued welfare benefits, would be made on a lump sum basis. Benefits would be provided by the Company or the Bank, but not both.

Equity Incentive Plan — Change in Control Grant. In the event of a change in control, each of the 2006 Stock Plan and the 2011 Stock Plan provides that each option award under the plan will become fully exercisable and remain exercisable for the duration of its term and all restricted stock awards will become fully vested. In addition, each such plan provides that all stock available for grant under the plan will be automatically granted to employees and outside directors in proportion to the grants of awards previously made under the 2011 Stock Plan, the 2006 Stock Plan and the Company’s 2000 Stock Option Plan. Under these plans, “Change in Control” has substantially the same meaning as described above under “Employment Agreements Involuntary or Constructive Termination Following a Change in Control.”

Supplemental Executive Retirement Plan — Involuntary or Constructive Termination. In the event of a “change in control” SERP participants are entitled to a lump sum contribution equal to the supplemental retirement income benefit contribution required for the year in which the change in control occurs plus the present value of the total supplemental retirement income benefit contributions which would have been required for the three years following the year in which the change in control occurs.

Summary of Potential Payments Upon Termination or Change in Control. The following tables summarize potential payments to each executive officer listed on the summary compensation table assuming a triggering termination of employment occurred on December 31, 2012. The tables do not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

John R. Garbarino

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$2,208,151	(2)	—		$3,405,687		—
Value of Continued Health and Welfare Benefits	44,168	(3)	—		83,687	(3)	—
Acceleration of Stock and Option Awards	—		$254,149	(4)	—		$254,149	(4)
Automatic Stock Grant	—		4,540,154	(5)	—		—
SERP Contribution	—		1,089,604	(6)	—		1,111,941	(7)

Total	$2,252,319		$5,883,907		$3,489,374		$1,366,090

(1)	Executive would also receive benefits set forth under “Change in Control.”

(2)	Represents estimated lump sum payments and benefits due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 3,870 shares of restricted Company stock and stock options covering 228,339 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 6,992 shares of Company common stock under the 2006 Stock Plan and 323,201 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2012.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the two years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Michael J. Fitzpatrick

Payments and Benefits	Involuntary or Constructive Termination		Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	$1,223,926	(2)	—		$1,281,986		—
Value of Continued Health and Welfare Benefits	69,753	(3)	—		81,003	(3)	—
Acceleration of Stock and Option Awards	—		$136,467	(4)	—		$136,467	(4)
Automatic Stock Grant	—		1,687,730	(5)	—		—
SERP Contribution	—		279,648	(6)	—		981,179	(7)

Total	$1,293,679		$2,103,845		$1,362,989		$1,117,646

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Represents estimated lump sum payments and benefits due for the remaining term of the employment agreement based on current year levels of base salary, incentive plan payment and employee benefit plan contributions.
(3)	Approximate lump sum value of continued life, medical, dental and disability coverage for remaining term of employment agreement (36 months in the case of a termination following a change in control).
(4)	Represents the value of accelerated vesting of 5,053 shares of restricted Company stock and stock options covering 76,113 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(5)	Represents the value of an automatic change in control award of 2,599 shares of Company common stock under the 2006 Stock Plan and 120,145 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2012.
(6)	Represents the value of the lump sum change in control SERP contribution equal to the present value of the contributions that would be required for the three years following the change in control.
(7)	Represents the lump sum value of the remaining SERP contributions that would be required following the death of the executive.

Joseph J. Lebel III

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$572,926		—
Value of Continued Health and Welfare Benefits	—	—		79,842	(2)	—
Acceleration of Stock and Option Awards	—	$45,715	(3)	—		$45,715	(3)
Automatic Stock Grant	—	368,761	(4)	—		—

Total	—	$414,476		$652,768		$45,715

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 1,700 shares of restricted Company stock and stock options covering 25,596 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 544 shares of Company common stock under the 2006 Stock Plan and 26,275 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2012.

Joseph R. Iantosca

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$553,475		—
Value of Continued Health and Welfare Benefits	—	—		79,988	(2)	—
Acceleration of Stock and Option Awards	—	$51,180	(3)	—		$51,180	(3)
Automatic Stock Grant	—	434,747	(4)	—		—

Total	—	$485,927		$633,463		$51,180

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 1,842 shares of restricted Company stock and stock options covering 28,430 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 638 shares of Company common stock under the 2006 Stock Plan and 30,980 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2012.

Steven J. Tsimbinos

Payments and Benefits	Involuntary or Constructive Termination	Change in Control		Involuntary or Constructive Termination following a Change in Control(1)		Death
Cash Compensation	—	—		$279,067		—
Value of Continued Health and Welfare Benefits	—	—		78,807	(2)	—
Acceleration of Stock and Option Awards	—	$36,141	(3)	—		$36,141	(3)
Automatic Stock Grant	—	185,680	(4)	—		—

Total	—	$221,821		$357,874		$36,141

(1)	Executive would also receive benefits set forth under “Change in Control.”
(2)	Approximate lump sum value of continued life, medical, dental and disability coverage for 36 months following termination.
(3)	Represents the value of accelerated vesting of 1,594 shares of restricted Company stock and stock options covering 24,075 shares of Company stock. Stock options that become vested due to a change in control or death are valued based on their option spread (i.e, the difference between the fair market value of a share of common stock at the time of the change in control or death and the exercise price).
(4)	Represents the value of an automatic change in control award of 214 shares of Company common stock under the 2006 Stock Plan and 13,290 shares of Company common stock under the 2011 Stock Plan based on the number of shares remaining in those plans as of December 31, 2012.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
Joseph J. Burke	64,000	9,364	9,418	—	14,976	97,758
Angelo Catania	60,000	9,364	9,418	—	11,295	90,077
John W. Chadwick	57,600	9,364	9,418	—	11,521	87,903
Donald E. McLaughlin	58,400	9,364	9,418	—	11,295	88,477
Diane F. Rhine	66,875	9,364	9,418	—	11,295	96,952
Mark G. Solow	54,400	9,364	9,418	—	11,295	84,477
John E. Walsh	66,400	9,364	9,418	—	—	85,182

(1)	Aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.
(2)	For awards of stock, the amounts presented above reflect the full grant date fair value. Each director received an award of 681 shares of restricted stock in 2012. The grant date fair value of these stock awards is expensed over a five-year vesting period. Each of the directors, other than Mr. Solow, had 1,889 shares of restricted stock unvested at the end of 2012. Mr. Solow had 1,181 shares of restricted stock unvested at the end of 2012.

(3)	For awards of stock options, the amounts are based on the grant date fair value. Each director received a grant of 3,500 stock options in 2012. Each of the directors had vested and unvested options to purchase the following number of shares of Company common stock outstanding at the end of 2012: Mr. Burke, 20,286; Mr. Catania, 20,286; Mr. Chadwick, 30,286; Mr. McLaughlin, 30,286; Ms. Rhine, 30,286; Mr. Solow, 3,500; and Mr. Walsh, 30,286.
(4)	Reflects above-market or preferential earnings on non-tax-qualified deferred compensation.
(5)	Company paid medical benefits.

Cash and Stock Retainers and Meeting Fees for Non-Employee Directors. The following tables set forth the applicable retainers and fees that are paid to non-employee directors for their service on the Board of Directors of the Bank and the Board of Directors of the Company. Until a Director attains the stock ownership levels required under the Guidelines for directors, the Company and Bank retainers are paid in the form of Company stock.

Directors of OceanFirst Bank:
Annual Retainer	$15,000	(paid in quarterly installments)
Fee per Board Meeting (Regular or Special)	$1,000
Fee per Committee Meeting	$800

Directors of OceanFirst Financial Corp.:
Annual Retainer	$20,000	(paid in quarterly installments)
Additional Annual Cash Retainer for the Chairperson of:
each of the Audit Committee, the Corporate Governance/Nominating Committee, the Compensation Committee and the Risk Committee:	$8,000

Deferred Compensation Plan for Directors. The Bank maintains a deferred compensation plan for the benefit of outside directors. The plan is a non-qualified arrangement which offers participating directors the opportunity to defer compensation through a reduction in fees in lieu of a promise of future benefits. Such benefits are payable commencing at an age mutually agreed upon by the Bank and the participating director (the “Benefit Age”). The benefits equal the account balance of the director annuitized over a period of time mutually agreed upon by the Bank and the director, and then reannuitized at the beginning of each calendar year thereafter. Lump sum payouts are also available upon eligibility for distribution of benefits or in the event of the death of the director. The account balance equals deferrals and interest. Currently, the plan credits interest on deferrals at a rate equal to the sum of (i) the “Stable Fund” investment option in the Bank’s qualified 401(k) plan plus (ii) 250 basis points. Early distribution of benefits may occur under certain circumstances which include change in control, financial hardship, termination for cause, disability or termination of the plan by authorization of the Board of Directors.

HUMAN RESOURCES/COMPENSATION COMMITTEE REPORT

The following is the report of the Human Resources/Compensation Committee with respect to the Company’s Compensation Discussion and Analysis for the fiscal year ended December 31, 2012:

The Human Resources/Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on the review and discussions, the Human Resources/Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 8, 2013.

The Human Resources/Compensation Committee

Diane F. Rhine, Chairperson

Mark G. Solow

John E. Walsh

The above report of the Human Resources/Compensation Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

HUMAN RESOURCES/COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person serving as a member of the Human Resources/Compensation Committee, Diane F. Rhine, Mark G. Solow, John E. Walsh or Angelo Catania, during the past fiscal year, is or was a current or former officer or employee of the Company or the Bank or engaged in certain transactions with the Company or the Bank that are required to be disclosed by Commission regulations. See “Transactions With Management – Other Transactions.” Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a Director or member of the Human Resources/Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission. Executive officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of the Company’s executive officers and directors, and greater than 10% beneficial owners have complied with all applicable reporting requirements for transactions in the Company’s common stock during the fiscal year ended December 31, 2012.

TRANSACTIONS WITH MANAGEMENT

Loans and Extensions of Credit

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the Company to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by OceanFirst Bank to its executive officers and directors as long as they are made in compliance with federal banking regulations. The Bank’s policies require that all transactions between the Bank and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock, and affiliates thereof, contain terms no less favorable to the Bank than could have been obtained by it in arm’s length negotiations with unaffiliated persons and must be prior approved by a majority of independent outside directors of the Bank not having any interest in the transaction. All loans made by the Bank to its executive officers and directors were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Notwithstanding the above, the Bank offers to executive officers certain loans on terms not available to the public but available to all other full-time employees, as permitted under federal banking regulations. The Bank has a policy of providing mortgage, home equity and auto loans to officers and employees who have completed one year of service, at a rate that is 1% below the Bank’s prevailing rate for the specific type of loan. The following chart reflects loans outstanding to executive officers and immediate family members sharing the same household as the executive officer, which were made at the discounted interest rate and which exceed $120,000 in the period presented. The information is presented as of December 31, 2012:

OCEANFIRST BANK CREDIT EXTENSIONS TO INSIDERS

AS OF DECEMBER 31, 2012

NAME	POSITION	LOAN TYPE	LARGEST AMOUNT OF PRINCIPAL OUTSTANDING IN 2012	PRINCIPAL OUTSTANDING AS OF DECEMBER 31, 2012	PRINCIPAL PAID IN 2012	INTEREST PAID IN 2012	CURRENT RATE
Joseph R. Iantosca	First Senior Vice President, Chief Administrative Officer of the Bank	First Mortgage	$533,254	$515,159	$18,095	$10,175	1.875%

Other Transactions

The Board of Directors has placed a moratorium on any transactions between the Company and Bank and any director, their family members or affiliated entities. No such transactions took place in 2012.

CORPORATE GOVERNANCE/NOMINATING COMMITTEE PROCEDURES

General

It is the policy of the Company’s Corporate Governance/Nominating Committee to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Corporate Governance/Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Corporate Governance/Nominating Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Corporate Governance/Nominating Committee’s resources, the Corporate Governance/Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Corporate Governance/Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Corporate Governance/Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

(1)	The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, as amended;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the stockholder making the recommendation, the name and address, as they appear on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

(5)	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Corporate Governance/Nominating Committee at least 120 calendar days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Criteria for Director Nominees

The Corporate Governance/Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. The same criteria are used for persons nominated by the Committee or by a stockholder. First a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Corporate Governance/Nominating Committee will consider the following criteria in selecting nominees: financial, regulatory and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its stockholders; independence; and any other factors the Corporate Governance/Nominating Committee deems relevant, including age, diversity of skills, size of the Board of Directors and regulatory disclosure obligations.

The Corporate Governance/Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time, and whether a director is expected to retire in the near future. While no single nominee may possess all of the skills needed to be a director, the Committee seeks to maintain a diversity of skills among the board members necessary for the optimal functioning of the Board in its oversight of the Company. The Committee will strive to maintain at least one director who meets the definition of “audit committee financial expert” under the Commission’s regulations.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Corporate Governance/Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees

Pursuant to the Corporate Governance/Nominating Committee Charter as approved by the Board, the Corporate Governance/Nominating Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. The process the committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Corporate Governance/Nominating Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Company’s local communities. The Corporate Governance/Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Corporate Governance/Nominating Committee has not received any recommended nominees from the Company’s stockholders to be considered for election at this annual meeting. The Corporate Governance/Nominating Committee has not previously used and does not currently use an independent search firm to identify or evaluate potential director nominees.

Evaluation. In evaluating potential director candidates, the Corporate Governance/Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Corporate Governance/Nominating Committee will conduct a check of the individual’s background and interview the candidate.

ADDITIONAL INFORMATION

Stockholder Proposals

In order to be eligible for inclusion in the Corporation’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation’s main office at 975 Hooper Avenue, Toms River, New Jersey 08754, no later than November 30, 2013. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 8, 2014, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such Annual Meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Commission.

Stockholder Nominations

The Company’s Bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the Annual Meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the Annual Meeting; provided that if less than 100 days’ notice or prior public disclosure of the date of the Annual Meeting is given to stockholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the date of the Annual Meeting was mailed to stockholders or prior public disclosure of the meeting date was made. Stockholders must comply with the Company’s procedures to be followed by stockholders to submit a recommendation of a director candidate. See “Corporate Governance/Nominating Committee Procedures.” A copy of the full text of the Bylaw provisions discussed above may be obtained by writing the Corporate Secretary at 975 Hooper Avenue, Toms River, New Jersey 08754-2009.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. Communications regarding financial or accounting policies may be made to the Chairman of the Audit Committee, Joseph J. Burke, CPA, at the Company’s address. Other communications to the Board of Directors may be made to the Chairman of the Corporate Governance/Nominating Committee, John E. Walsh, at the Company’s address. Communications to individual directors may be made to such director at the Company’s address.

In addition, the Board of Directors encourages directors to attend the Annual Meeting of Stockholders. All directors then appointed attended the annual meeting of stockholders held on May 10, 2012.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company will pay Georgeson Inc., a proxy solicitation firm, a fee of $6,000 plus expenses to assist the Company in soliciting proxies.

The Company’s Annual Report to Stockholders has been mailed to persons who were stockholders as of the close of business on March 12, 2013. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on May 8, 2013

The proxy statement and Annual Report to Stockholders are available on the Company’s website (www.oceanfirst.com).

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission may be accessed through the Company’s website (www.oceanfirst.com). A copy of the Form 10-K (without exhibits) will be furnished without charge to persons who were stockholders as of the close of business on March 12, 2013 upon written request to Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce the printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate Annual Report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. If you plan on attending and need directions to the meeting place, please contact Jill Apito Hewitt, Senior Vice President and Investor Relations Officer, OceanFirst Financial Corp., 975 Hooper Avenue, Toms River, New Jersey 08754.

By Order of the Board of Directors

Steven J. Tsimbinos

Corporate Secretary

Toms River, New Jersey

March 29, 2013

You are cordially invited to attend the Annual Meeting of Stockholders in person. Whether or not you plan to attend the Annual Meeting, you are requested to sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

ANNUAL MEETING OF STOCKHOLDERS OF

OCEANFIRST FINANCIAL CORP.

May 8, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at www.oceanfirst.com.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20203300000000001000 6	050813

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS DIRECTORS SPECIFIED IN PROPOSAL 1				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	NOMINEES: ¡ Donald E. McLaughlin		2.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	¡ John E. Walsh		3.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.	☐	☐	☐
				The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting, an Annual Report to Stockholders and a Proxy Statement dated March 29, 2013.
				PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

					I plan to attend the Meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

0

OCEANFIRST FINANCIAL CORP.

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2013

10:00 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints the Proxy Committee of the Board of OceanFirst Financial Corp. (the “Company”), each with full power of substitution to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at The Crystal Point Yacht Club, 3900 River Road, at the intersection of State Highway 70, Point Pleasant, New Jersey on May 8, 2013, at 10:00 a.m. and at any and all adjournments thereof.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” each of the nominees as directors specified under Proposal 1 and “FOR” Proposals 2 and 3. If any other business is presented at the meeting, this proxy will be voted the Proxy Committee in its best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Meeting.

(Continued and to be signed on the reverse side)

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